Exhibit (d)(6)

ELEVATION SERIES TRUST
INVESTMENT ADVISORY AGREEMENT
with
SOVEREIGN'S CAPITAL MANAGEMENT, LLC

This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made effective as of this 3rd day of October, 2023 by and between ELEVATION SERIES TRUST (the “Trust”), a Delaware statutory trust, and SOVEREIGN'S CAPITAL MANAGEMENT, LLC, a Delaware limited liability company with its principal place of business at 310 S. West Street, Suite 100 Raleigh, NC 27603 (the “Adviser”).

WITNESSETH

WHEREAS, the Trust is an investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust desires to appoint the Adviser to serve as the investment adviser with respect to each series of the Trust set forth on Schedule A to this Agreement (each a “Fund” and, collectively, the “Funds”);

WHEREAS, the Adviser is willing to provide management and investment advisory services to the Funds on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, the Trust and the Adviser agree as follows:

1.	Investment Description; Appointment

a.       Investment Description. Each Fund will invest and reinvest its assets in accordance with the investment objective(s), policies and limitations specified in the prospectus and statement of additional information (the “Prospectus”) relating to such Fund filed with the SEC as part of the Trust’s Registration Statement on Form N-1A, as it may be periodically amended or supplemented and in accordance with exemptive orders and no-action letters issued to the Trust by the SEC and its staff.

b.       Appointment of Adviser. The Trust, on behalf of each Fund, hereby appoints the Adviser to act as the investment adviser of each Fund and to furnish, or arrange for its affiliates or Sub-Advisers to furnish, the investment advisory services described below, subject to the policies of, review by and overall control of the Board of Trustees of the Trust (the “Board” or the “Trustees”), for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such appointment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations set out in this Agreement for the compensation provided for herein. The Adviser and its affiliates for all purposes herein shall be deemed to be independent contractors and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Funds in any way or otherwise be deemed agents of the Funds.

2.	Duties of the Adviser

a.       Subject to the supervision, direction and approval of the Board, the Adviser will conduct, or cause to be conducted, a continual program of investment, evaluation, sale, and reinvestment of each Fund’s assets. Subject to paragraph (c) below, the Adviser is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting each Fund and its investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Funds; (ii) make investment decisions for the Funds; (iii) place purchase and sale orders for portfolio transactions on behalf of the Funds and manage otherwise uninvested cash assets of the Funds; (iv) arrange for the pricing of Fund securities and other financial instruments; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Adviser’s management of the assets of the Funds (in such respect, and only for this limited purpose, the Adviser will act as the Funds’ agent and attorney-in-fact); (vi) employ professional portfolio managers and analysts who provide research and other services to the Funds; and (vii) make decisions with respect to the use by the Funds of borrowing for leverage or other investment purposes as consistent with the Fund’s investment objective(s) and policies. The Adviser will in general take such action as is appropriate to effectively manage each Fund’s investment practices.

b.       The Adviser shall provide office space, facilities, equipment and necessary personnel and such other services as the Adviser, subject to review by the Board, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Adviser generally shall monitor each Fund’s compliance with its investment policies and restrictions as set forth in filings made by the Trust, with respect to such Fund, under the federal securities laws. The Adviser shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of each Fund as it shall determine to be desirable.

c.       The Adviser will maintain and preserve the records specified in Section 18 of this Agreement and any other records related to each Fund’s transactions as are required under any applicable federal securities law or regulation, including: the 1940 Act, the CEA, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

d.       The Adviser will comply with procedures of the Board (“Board Procedures”) provided to the Adviser by the Trust. The Adviser will notify the Trust as soon as reasonably practicable upon detection of any material breach of such Board Procedures with respect to any Fund.

e.       The Adviser will maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Trust, and will institute procedures reasonably designed to prevent any “Access Person” (as defined in Rule 17j-1) from violating its Code of Ethics. The Adviser will follow such Code of Ethics in performing its services under this Agreement. Further, the Adviser represents that it will maintain policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Adviser and its employees, a copy of which it will provide to the Trust upon any reasonable request.

f.       The Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “1933 Act”), the Exchange Act, the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, and any exemptive relief therefrom, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Prospectus, as amended or supplemented, of the Fund(s), and with any policies, guidelines, instructions and procedures approved by the Board and provided to the Adviser. In selecting each Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall cause each Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company if the Fund has elected to be treated as a regulated investment company under the Code. The Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

g.       The Board has the authority to determine how proxies with respect to securities that are held by each Fund shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for each Fund’s securities to the Adviser. So long as proxy voting authority for a Fund has been delegated to the Adviser, the Adviser shall exercise its proxy voting responsibilities. The Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for each Fund to comply with the 1940 Act and other applicable law. Any such delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time. The Trust acknowledges and agrees that the Adviser may delegate its responsibility to vote proxies for a Fund to the Fund’s Sub-Adviser(s).

3.	Sub-Advisers.

In carrying out its responsibilities hereunder, the Adviser may, in its sole discretion to the extent permitted by applicable law, any exemptive orders issued by the SEC applicable to the Funds or any SEC or CFTC staff no-action or interpretive letter applicable to the Funds, employ, retain or otherwise avail itself of the services of other persons or entities (a “Sub-Adviser”) at the Adviser’s own cost and expense, including without limitation, affiliates of the Adviser, on such terms as the Adviser shall determine to be necessary, desirable or appropriate. Retention of one or more Sub-Advisers, or the employment or retention of other persons or entities to perform services, shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement in connection with the performance of the Adviser’s duties hereunder. Any such Sub-Adviser shall be registered and in good standing with the SEC and capable of performing its sub-advisory duties pursuant to a sub-advisory agreement approved by the Board and, except as otherwise permitted by the 1940 Act or by rule, regulation or order of the SEC, a vote of the majority of the outstanding voting securities of the applicable Fund.

4.	Information and Reports

a.       The Adviser will keep the Trust informed of developments relating to its duties as investment adviser of which the Adviser has knowledge that would materially affect the Funds. In this regard, the Adviser will provide the Trust and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Trust may from time to time reasonably request. Additionally, upon the request of the Board, the Adviser will provide the Board, or cause any Sub-Adviser to provide the Board, with reports regarding the management of the Funds during the most recently completed quarter, including certifications that each Fund is in compliance with its respective investment objectives and practices, the 1940 Act and applicable rules and regulations thereunder, and the requirements of Subchapter M of the Code, if applicable, and other information in such form as may be mutually agreed upon by the Adviser and the Trust. The Adviser also will certify quarterly to the Trust that it and its Advisory Persons have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Adviser has done to seek to ensure such compliance in the future. Annually, the Adviser will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Advisers Act, concerning the Adviser’s Code of Ethics and compliance program, respectively, to the Trust. Upon written request of the Fund with respect to violations of the Code of Ethics directly affecting any Fund, the Adviser will permit representatives of the Trust to examine reports (or summaries of the reports) required to be made by Rule 17j-1 (d)(1) relating to enforcement of the Code of Ethics.

b.       The Adviser will also provide the Trust with any information reasonably requested regarding its management of the Fund(s) required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the SEC. The Adviser will make its officers and employees available to meet with the Board from time to time on reasonable notice to review its investment management services to the Fund(s) in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in order for the Board to evaluate this Agreement or any proposed amendments thereto. The Adviser will promptly inform the Trust if any information it has provided to the Trust to be included in a Fund’s Prospectus or Statement of Additional Information, as amended from time to time (“SAI”), to the Adviser’s knowledge is (or will become) inaccurate or incomplete.

c.       The Adviser shall provide regular reports regarding Fund holdings, and shall, on its own initiative, furnish the Trust and the Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to immediately notify the Trust if the Adviser reasonably believes that the value of any security held by a Fund may not reflect its fair value. The Adviser agrees to provide any pricing information of which the Adviser is aware to the Trust, the Board and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating each Fund’s net asset value in accordance with procedures and methods established by the Board.

d.       The Adviser shall notify the Trust immediately upon detection of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of a Fund’s or the Adviser’s policies, guidelines or procedures. The Adviser agrees to correct any such failure promptly and to take any action that the Board may reasonably request in connection with any such breach. Upon request, the Adviser shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and the Trust’s disclosure controls and procedures adopted pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations adopted thereunder, and agrees to inform the Trust of any material development related to a Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act. The Adviser will promptly notify the Trust in the event (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws or (ii) an actual change in control of the Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

5.	Adviser’s Duties Regarding Fund Transactions

a.       Placement of Orders. The Adviser will take, or cause to be taken, all actions that it considers necessary to implement the investment policies of the Funds, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Funds with brokers, dealers or other persons that the Adviser, in its sole discretion, selects. To that end, the Adviser is authorized as the Funds’ agent to give instructions to the Funds’ custodian as to deliveries of securities or other investments and payments of cash for the Funds’ account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Adviser is subject to the supervision of the Board and is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board and set out in each Fund’s current Prospectus or SAI, subject to provisions (b), (c) and (d) of this Section 5.

b.       Selection of Brokers and Dealers. To the extent permitted by the policy guidelines set out in each Fund’s current Prospectus or SAI, in connection with the selection of brokers and dealers to execute portfolio transactions, the Adviser is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research, custody, and other services provided by the brokers and dealers that the Adviser believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Adviser a higher commission than that charged by other brokers and dealers if the Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Adviser’s overall responsibilities with respect to the Funds and to any other client accounts or portfolios that the Adviser advises. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

c.       Soft Dollar Arrangements. On an ongoing basis, but not less often than annually, the Adviser will identify and provide a written description to the Board of all “soft dollar” arrangements that the Adviser maintains with respect to the Funds or with brokers or dealers that execute transactions for the Funds, if any, and of all research and other services provided to the Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party), if any, as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

d.       Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of a Fund, as well as other clients, the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other client accounts or portfolios that the Adviser manages. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Adviser reasonably considers equitable and consistent with its fiduciary obligations to the Fund and its other clients. The Adviser and the Funds recognize that in some cases this procedure may adversely affect the size of the position obtainable for a Fund.

6.	Compensation.

The Funds shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Such fee shall be computed daily and paid not less than monthly in arrears by the Funds. The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), the Adviser may, in its sole discretion and from time to time, waive a portion of its fee.

7.	Allocation and Charges of Expenses.

During the term of this Agreement, the Adviser shall bear its own costs of providing services under this Agreement. The Adviser agrees to pay, or require a Sub-Adviser to pay, all expenses incurred by the Trust and each Fund (except for advisory fees and sub-advisory fees, as the case may be) pursuant to this Agreement, excluding interest charges on any borrowings, dividends and other expenses on securities sold short, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, distribution fees and expenses paid by the Fund under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act, and litigation expenses and other non-routine or extraordinary expenses. Any such expenses of a Fund may be offset against any fees otherwise due to the Adviser under this Agreement.

8.	Services to Other Companies and Accounts.

The Trust understands that the Adviser and its affiliates now act, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies or to commodity pools, including any offshore entities or private accounts. The Funds have no objection to the Adviser and its affiliates so acting. The Funds recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Funds and understand that the persons employed by the Adviser to assist in the performance of the Adviser’s duties under this Agreement may not devote their full time to such service, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. This Agreement will not in any way limit or restrict the Adviser or any of its directors, officers, employees, or agents from buying, selling or trading any securities, commodities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement and such activities are not otherwise prohibited by applicable law.

9.	Affiliated Brokers.

Adviser or any of its affiliates may act as broker or agent in connection with the purchase or sale of securities, commodities or other investments for the Funds, subject to: (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set out in each Fund’s current Prospectus or SAI; (ii) the provisions of the 1940 Act, CEA and the Advisers Act, as applicable; (iii) the provisions of the Exchange Act, including, but not limited to, Section 11(a) thereof; and (iv) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or its affiliates may receive brokerage commissions, fees or other remuneration from the Funds for these services in addition to the Adviser’s fees for services under this Agreement.

10.	Custody.

Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities or other investments of a Fund.

11.	Term of Agreement; Termination of Agreement; Amendment of Agreement

a.       Term. This Agreement shall become effective with respect to a Fund upon the latest of (i) the approval by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; and (ii) the commencement of the Adviser’s management of the Fund. With respect to a Fund, this Agreement shall continue in effect for a period of two years from the effective date described in this sub-paragraph or otherwise set forth in Schedule A, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board or by the vote of a majority of the Fund’s outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and the Adviser shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement.

b.       Termination. This Agreement may be terminated, without penalty, with respect to any Fund (i) by the Board or by vote of holders of a majority of the outstanding shares of the Fund upon sixty (60) days’ written notice to the Adviser, and (ii) by the Adviser upon sixty (60) days’ written notice to the Trust in respect of the Fund. This Agreement also will terminate automatically in the event of its assignment.

c.       Amendment. This Agreement may be amended by the parties only if the amendment is specifically approved by: (i) a majority of those Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party cast in person at a meeting called for the purpose of voting on the Agreement’s approval or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom; and (ii) if required by applicable law, the vote of a majority of the outstanding shares of the Fund unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC. The modification of any of the non-material terms of this Agreement may be approved by the vote, cast in person at a meeting called for such purpose or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom, of a majority of the Board who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party.

12.	Representations and Covenants of the Trust.

The Trust represents and covenants to the Adviser as follows:

a.       The Trust is a trust that is validly existing and in good standing under the laws of the State of Delaware. Each Fund is a duly established, separate series of the Trust. The Trust is duly authorized to transact business in the State of Delaware and is qualified to do business in all jurisdictions in which it is required to be so qualified, except jurisdictions in which the failure to so qualify would not have a material adverse effect on the Trust or any Fund. The Trust is registered as an open-end management investment company under the 1940 Act, and its registration with the SEC as an investment company under the 1940 Act is in full force and effect, and each Fund’s shares are (or will be prior to commencing operations with respect to any Additional Funds) registered under the 1933 Act and under any applicable state securities laws.

b.       The execution, delivery and performance by the Trust, on behalf of the Funds, of this Agreement are within the Trust’s powers and have been duly authorized by all necessary actions of the Board, and the execution, delivery and performance of this Agreement by the parties to this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Trust or any Fund.

13.	Representations and Covenants of the Adviser.

The Adviser represents and covenants to the Trust as follows:

a.       It is duly organized and validly existing under the laws of the state of its organization or incorporation with the power to own and possess its assets and carry on its business as this business is now being conducted.

b.       The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its board of directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement by the parties to this Agreement, and the execution, delivery and performance of this Agreement by the parties to this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser.

c.       It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

d.       It will maintain registration with the SEC as an investment adviser under the Advisers Act and will promptly notify the Trust of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

e.       It has provided the Trust with a copy of its Form ADV and will, promptly after making any amendment to its Form ADV, furnish a copy of such amendment to the Trust.

f.       It will carry out its responsibilities under this Agreement subject to (i) federal and state law, including securities laws, governing its provision of advisory services under this Agreement; (ii) each Fund’s investment objective, policies, and restrictions, as set out in the Prospectus and SAI, as amended from time to time; (iii) the applicable exemptive orders or no-action letters issued by the SEC or the CFTC or their respective staff governing the Funds, as such orders or letters may be amended from time to time; (iv) the provisions of the governing documents of the Trust, as such documents are amended from time to time; and (v) any policies or directives as the Board may from time to time establish or issue and communicate to the Adviser in writing. The Trust, on behalf of the Funds, will promptly notify the Adviser in writing of changes to (ii), (iii), (iv) or (v) above.

g.       It will treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds, and the Funds’ prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by each Fund, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

h.       It is not the subject of any proceeding, investigation or inquiry brought by the SEC, CFTC, Financial Industry Regulatory Authority (“FINRA”) (or any other self-regulatory organization) or any other federal or state regulator with respect to the types of services for which it is being appointed herein or which could have a material impact on its ability to fully perform any of the services to be rendered hereunder.

i.       It maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies with respect to providing advisory services to the Funds. Furthermore, the Adviser shall upon reasonable request provide the Trust with information it may reasonably require concerning the amount of or scope of such insurance.

j.       It shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards with a goal of safeguarding each Fund’s confidential information and the non-public information of Fund shareholders. The Adviser shall promptly notify the Trust upon the Adviser’s discovery of any material violations or breaches of such policies and procedures.

k.       None of it, its affiliates, or any officer, manager, partner or employee of the Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Adviser will promptly notify the Trust upon its discovery of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

l.       It will not engage in any futures transactions, options on futures transactions or transactions in other commodity interests on behalf of a fund prior to the Adviser becoming registered or filing a notice of exemption on behalf of the Fund with the National Futures Association.

m.       It agrees to provide reasonable assistance with the liquidity classifications required under each Fund’s liquidity risk management program when implemented in accordance with Rule 22e-4 under the 1940 Act.

14.	Indemnification and Limitation of Liability

a.       The Adviser shall indemnify and hold harmless the Trust and all affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) thereof (collectively, the “Trust Indemnitees”) against any and all losses, claims, damages, liabilities or litigation to the extent that a Trust Indemnitee incurs actual losses, damages, or liabilities (including reasonable legal and other expenses) by reason of or arising out of the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement. The Adviser shall have no responsibility or liability for the accuracy or completeness of sections of the Trust’s registration statement under the 1940 Act or the 1933 Act that directly relate to Items 11-13, 17-18, 22-30, and 32-35 of Form N-1A, except for information provided by the Adviser for inclusion therein.

b.       The Trust agrees to indemnify and hold harmless the Adviser and all affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) thereof (collectively, the “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation to the extent that an Adviser Indemnitee incurs actual losses, damages, or liabilities (including reasonable legal and other expenses) by reason of or arising out of the Trust’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement, provided that any such indemnification by the Trust shall be no greater than that permitted by the Trust’s Declaration of Trust or other organizational documents.

c.       Neither the Adviser nor its directors, officers, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, any Fund or its shareholders in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust, any Fund or its shareholders to which it might otherwise be subject directly arising from or based upon the Adviser’s own willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

d.       Notwithstanding anything to the contrary contained herein, no party to this Agreement nor its affiliates or its affiliated persons shall be responsible or liable for its failure to perform under this Agreement or for any losses to a Fund’s assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting a Fund’s assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event, shall any party be responsible for incidental, consequential or punitive damages hereunder.

e.       The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Certificate of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the State of Delaware. Such Certificate of Trust and the Trust’s Agreement and Declaration of Trust describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

The provisions of this Section shall survive the termination of this Agreement.

15.	No Liability for Other Funds.

This Agreement is made by the Trust, on behalf of its Funds, pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Funds individually, but bind only the property of that Fund and no other Funds of the Trust.

16.	Cooperation with Regulatory Authorities or Other Actions.

The Adviser agrees to cooperate with and provide reasonable assistance to the Trust, the Trust’s chief compliance officer, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, such information with respect to each Fund as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

17.	Anti-Money Laundering Compliance.

The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, to the extent the same may apply to the Adviser, now and in the future. The Adviser further agrees to provide to the Trust, the Trust’s administrator, sub-administrator and/or the Trust’s anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

18.	Records

a.       Maintenance of Records. The Adviser hereby undertakes and agrees to maintain for the Trust, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Funds’ investments that are required to be maintained by the Funds pursuant to the 1940 Act with respect to the Adviser’s responsibilities under this Agreement (the “Funds’ Books and Records”).

b.       Ownership of Records. The Adviser agrees that the Funds’ Books and Records are the Trust’s property and further agrees to provide them promptly to the Trust upon the request of the Trust; provided, however, that the Adviser may retain copies of the Funds’ Books and Records at its own cost. Upon request of the Trust, the Funds’ Books and Records will be made available as soon as reasonably practicable, or as otherwise mutually agreed by the Trust and the Adviser, to the Funds’ accountants or auditors during regular business hours at the Adviser’s offices or another designated location as mutually agreed by the Trust and the Adviser. The Trust or its authorized representatives will have the right to copy any records in the Adviser’s possession that pertain to any Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with federal law and/or regulations. In the event of the termination of this Agreement, the Funds’ Books and Records will be returned to the Trust. The Adviser agrees that the policies and procedures it has established for managing the Funds, including, but not limited to, all policies and procedures designed to comply with federal securities laws governing the provision of advisory services to the Funds, will be made available for inspection by the Fund or its authorized representatives upon reasonable written request as soon as reasonably practicable or as otherwise mutually agreed by the Trust and the Adviser.

19.	Use of the “Sovereign’s Capital” Name.

The Adviser has consented to the use by the Trust of the name or identifying words “Sovereign’s Capital” in the name of certain Fund(s). Such consent is conditioned upon the employment of the Adviser or an affiliate of the Adviser as the investment adviser to the Fund. The Adviser may require the Trust to cease using “Sovereign’s Capital” in the name of a Fund if the Fund ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of the Fund.

20.	Survival.

All representations and warranties made by the Adviser and the Trust, on behalf of the Funds, in this Agreement will survive for the duration of this Agreement and the parties to this Agreement will notify each other in writing promptly upon becoming aware that any of the foregoing representations and warranties are no longer true.

21.	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Delaware and the Trust and the Adviser consent to the jurisdiction of courts, both state or federal, in Delaware, with respect to any dispute under this Agreement.

22.	Severability.

If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

23.	Definitions.

The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, will have the respective meanings specified in Section 2(a) of the 1940 Act. The term “majority of the outstanding shares” means the lesser of (a) sixty-seven percent (67%) or more of the shares present at a meeting if more than fifty percent (50%) of these shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding shares. The term “including” means “including without limitation.”

24.	Notice.

Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Trust authorizes the Adviser to deliver all communications by email or other electronic means.

To the Adviser at:	Sovereign’s Capital Management, LLC Attn: Matt Monson & Michelle Hoffman 310 S. West Street, Suite 100 Raleigh, NC 27603 Email: [redacted]

To the Trust at:	Elevation Series Trust Re: Sovereign’s Capital Flourish Fund 1700 Broadway, Suite 1850 Denver, Colorado 80290 Attention: General Counsel, Secretary Email: [redacted]

25.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

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Exhibit (d)(6)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

ELEVATION SERIES TRUST
on behalf of the series listed on Schedule A

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President

SOVEREIGN’S CAPITAL MANAGEMENT, LLC

By:	/s/ John Coleman
Name:	John Coleman
Title:	Managing Partner

Signature Page to Investment Advisory Agreement

Exhibit (d)(6)

SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT

Dated October 3, 2023 between

INVESTMENT ADVISORY AGREEMENT
with
SOVEREIGN'S CAPITAL MANAGEMENT, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily and paid monthly, at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
Sovereign’s Capital Flourish Fund	0.75%	October 3, 2023

Sc-A